Exhibit 10.1

EMPLOYMENT AND NON-COMPETITION AGREEMENT

     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the “Agreement”) is made and entered into on March 14, 2000 by and between E.piphany, Inc., a Delaware corporation (“Parent”) and Andrew Sherman (the “Employee”), to be effective on the Effective Date (as defined in the Reorganization Agreement described below).

     WHEREAS, concurrently with the execution of this agreement, Parent, Octane Software, Inc. (“Company”) and Orchid Acquisition Corporation, a California corporation (“Sub”), and certain other parties have entered into an Agreement and Plan of Reorganization dated of even date herewith (the “Reorganization Agreement”), pursuant to which, among other things, Sub shall merge with and into Company (the “Merger”).

     WHEREAS, the term “Parent,” as used in this Agreement, shall include any current or future, direct or indirect subsidiaries of Parent.

     WHEREAS, Parent and the Employee desire to enter into this Agreement to provide for Employee’s employment with Parent following the Merger contemplated by the Reorganization Agreement.

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.    Duties and Scope of Employment.

           (a)    Employment and Duties.    Beginning on the Effective Date, Parent agrees to employ the Employee, and Employee agrees to be employed, initially in the position to be determined by the Chief Executive Officer of Parent in his reasonable discretion, and report directly to the Chief Executive Officer of Parent. Employee shall use his or her best efforts to perform his or her duties and responsibilities faithfully, diligently and competently in a manner consistent with accepted management practices of Parent. The Employee shall have all of the powers, duties and responsibilities customary to his or her office. The Employee shall also use his or her best efforts to further the business of Parent and its affiliated entities. In addition, Employee shall assume and discharge such duties as are mutually agreed upon by Parent and Employee and as are commensurate with his or her position.

           (b)    Exclusive Employment.    At all times during the Term, the Employee shall devote substantially all of his or her business time, attention and energies to the performance, fulfillment and satisfaction of his or her duties and responsibilities to Parent under this Agreement, and shall not undertake or be engaged in any other activities, whether or not pursued for gain, profit or other pecuniary advantage, which could materially impair his or her ability to perform, fulfill and satisfy his or her duties and responsibilities to Parent under this Agreement, in any case without the prior written consent of Parent.

           (c)    Term of Employment.    Employee’s employment with Parent pursuant to this Agreement shall commence on the Effective Date. Employee shall be an “at will” employee of Parent, subject to such policies, benefits and practices and procedures that are then applicable with respect to an at will employee of Parent.

           (d)    Waiver of Constructive Termination.    Employee acknowledges and agrees that in accepting the employment terms with Parent set forth in this Agreement and in the amendments to Employee’s stock option and/or stock purchase agreements with Company, and subject to Parent’s compliance with such employment terms and the terms of the stock option and/or stock purchase agreements, Employee hereby waives any claim that Employee has been subject to a diminution of duties in connection with the Merger.

     2.    Compensation.

           (a)    Cash Compensation.    Parent shall pay the Employee as compensation for his or her services hereunder a base salary and target incentive in the same amount as the Employee has previously agreed with the Company (the “Compensation”). Such Compensation shall be reviewed on an annual basis consistent with Parent’s annual salary review cycle it may adopt for officers of Parent by the Board of Directors of Parent or by the Chief Executive Officer of Parent, and may be increased and decreased within the budgetary guidelines established by Parent in connection with such annual review. Such base salary shall be paid periodically in accordance with Parent’s payroll practices. Such target incentive shall be paid periodically in accordance with the Company’s target incentive program.

           (b)    Stock Options; Restricted Stock.    All of Employee’s existing options to purchase Company common stock will be assumed by Parent and all repurchase rights held by Company will be assigned, as provided in the Reorganization Agreement.

     3.    Employee Benefits.    The Employee shall be eligible to participate in the employee benefit plans and executive compensation programs maintained by Parent applicable to other officers of Parent, including (without limitation) retirement plans, savings or profit sharing plans, incentive or other bonus plans, life, disability, health, accident and other insurance programs, paid vacations, and similar plans or programs, subject, in each case, to the generally applicable terms and conditions of the applicable plan or program in question. During the Employee’s period of employment, the Employee shall be entitled to receive all fringe benefits and perquisites in accordance with the plans, practices, programs and policies of Parent as from time to time in effect. Employee shall receive credit for service with Company for each such benefit plan as provided in the Reorganization Agreement.

     4.    Expenses.    Parent will pay or reimburse Employee for reasonable travel, entertainment or other expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder in accordance with Parent’s established policies. Employee shall furnish Parent with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

     5.    Proprietary Information, Invention Assignment and Arbitration Agreement.    Concurrent with the execution of this Agreement, Employee shall execute a copy of Parent’s standard form of Proprietary Information, Invention Assignment and Arbitration Agreement in the form attached hereto as Annex A.

     6.    Conflicting Obligations.    Employee certifies that Employee has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Employee from complying with the provisions hereof, and further certifies that Employee will not enter into any such conflicting agreement during the term of this Agreement.

     7.    Employee Covenants.

           (a)     Non-Compete. In consideration of: (i) the several agreements made by Parent with Employee in and pursuant to the Reorganization Agreement, and (ii) Parent’s willingness to enter into the Reorganization Agreement, Employee agrees that (A) for the twenty-four (24) month period following the Effective Date for or (B) in the event that the period set forth in clause (A) is determined to be unenforceable by the court of competent jurisdiction, the maximum period allowable (the “Non-Compete Period”), Employee will not, directly or indirectly, engage in, be employed by (whether as an officer, employee, director, proprietor, partner, consultant or otherwise), or have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation, business or entity that engages in customer relationship management or electronic customer relationship management consisting of any of the following: sales, service and marketing functionality (including related inbound services and support and inbound and outbound electronic mail); customer reporting; customer analytics; or campaign management (a “Company Competitor”). It is agreed that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly-traded or private company shall not, in and of itself, constitute a violation of this section. Nothing herein shall prevent Employee from investing in venture capital or other investment funds as a limited partner, provided that Employee’s investment is solely of a passive nature. In the event that Employee wishes to invest in a Company Competitor, Employee may seek a written waiver from Parent’s Chief Executive Officer.

           (b)    Non-Solicit; Non-Hire.    Employee agrees that until the later of: (i) expiration of the Non-Compete Period specified above in subsection (a) or (ii) twelve (12) months following the date of termination of Employee’s employment with the Parent, Employee shall not:

                   (i)    directly or indirectly take any action to, or do anything reasonably intended to, divert business from Parent or any of its respective subsidiaries, or influence or attempt to influence any retailer, dealer, vendor, supplier, licensor, consultant, customer or potential customer of Parent or any of its respective subsidiaries, to cease doing business with or compete with Parent or any of its respective subsidiaries, as the case may be; or

                   (ii)    hire, recruit, solicit, or assist others in hiring, recruiting, or soliciting, any person who is an employee of Parent or any of its subsidiaries, or encourage or induce, or attempt to encourage or induce any such employee to terminate his or her employment with Parent or any of its affiliates, unless such employee is no longer employed by Parent (or its subsidiaries).

           (c)    REMEDIES.    THE EMPLOYEE HEREBY RECOGNIZES AND ACKNOWLEDGES THAT A MATERIAL VIOLATION OF THE TERMS AND PROVISIONS OF THIS SECTION 7 WOULD CAUSE IRREPARABLE INJURY TO PARENT OR ANY OF ITS AFFILIATES, AS THE CASE MAY BE, FOR WHICH PARENT OR ANY OF ITS AFFILIATES WOULD HAVE NO ADEQUATE REMEDY AT LAW. ACCORDINGLY, IN THE EVENT THAT THE EMPLOYEE SHALL FAIL TO MATERIALLY COMPLY WITH THE TERMS AND PROVISIONS OF THIS SECTION 7 IN ANY RESPECT, AND NOTWITHSTANDING ANY ARBITRATION AGREEMENT BETWEEN PARENT AND EMPLOYEE, PARENT SHALL BE ENTITLED TO PRELIMINARY AND OTHER INJUNCTIVE RELIEF AND TO SPECIFIC PERFORMANCE OF THE TERMS AND PROVISIONS HEREOF. IN FURTHERANCE AND NOT IN LIMITATION OF THE FOREGOING, WITH RESPECT TO ANY VIOLATION OR BREACH BY THE EMPLOYEE OF THE TERMS AND PROVISIONS OF THIS SECTION 7 THE EMPLOYEE HEREBY WAIVES ANY CLAIM OR DEFENSE THAT PARENT OR ANY OF ITS AFFILIATES HAVE AN ADEQUATE REMEDY AT LAW OR THAT MONEY DAMAGES WOULD PROVIDE AN ADEQUATE REMEDY FOR SUCH VIOLATION OR BREACH.

           (d)    Severability.    The parties intend that the covenants contained in the preceding paragraphs shall be construed as a series of separate covenants, one for each county, city, state and other political subdivision of each country in which a Company Competitor is located. Except for geographic coverage, each separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in said paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law.

     8.    Representations of Employee.    Employee represents that:

           (a)    Employee:    (i) is familiar with the covenants not to compete and not to solicit/hire set forth in this Agreement, (ii) is fully aware of his or her obligations hereunder and (iii) is receiving specified, bargained-for consideration for his or her covenants not to compete and not to solicit/hire.

           (b)    Execution of this Agreement and performance of Employee’s obligations hereunder, will not conflict with, or result in a violation of or breach of and any other agreement to which Employee is a party or any judgment, order or decree to which Employee is subject.

     9.    Termination.    If Employee’s employment with Parent (or any of its affiliates) is terminated by Parent (or any of its affiliates), by Employee, as a result of death or disability, or in any other manner, then Employee shall not be entitled to receive severance or other benefits other than those set forth in Employee’s stock option or stock purchase agreements with Company, as amended in connection with the Merger; provided, however, Parent shall pay the Employee his or her base salary then due and payable through the date of such termination (the “Termination Date”), any unused accrued vacation and any previously earned and unpaid target incentive through, and any unpaid reimbursable expenses outstanding as of, the Termination Date. Any benefits to which the Employee or his or her beneficiaries may be entitled under the plans and programs described in Section 3 above, or any other applicable plans and programs in which the Employee participated as an employee of Parent, shall be determined as of the Termination Date in accordance with the terms of such plans and programs.

     10.   Arbitration; Consent to Personal Jurisdiction.

           (a)    Employee agrees that any dispute or controversy arising out of, relating to, or in connection with this Agreement or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in San Mateo County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctive or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

           (b)    The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to rules of conflicts of law.

           (c)    Parent shall pay the costs and expenses of the arbitrator, and each shall separately pay its counsel fees and expenses.

           (d)    EMPLOYEE HAS READ AND UNDERSTANDS THIS SECITON 10, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EMPLOYEE AGRESS TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

                   (i)    ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

                   (ii)    ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH

DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

                   (iii)    ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

     11.    General Provisions.

           (a)    Entire Agreement.    This Agreement, together with the stock option and stock purchase agreements with Company described in Sections 1(d) and 9 and Annex A, represents the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes all prior or contemporaneous agreements, whether written or oral.

           (b)    Waiver.    No waiver, alteration, or modification of any of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

           (c)    Severability.    If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

           (d)    Successors.

                   (i)    Parent’s affiliates may assume the liabilities and obligations, and succeed to the rights and interests, of Parent under this Agreement at any time and without limitation. In addition, any successor to Parent (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of Parent’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as Parent would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Parent” shall include any successor to Parent’s business and/or assets which executes and delivers the assumption agreement required by this Section, or which otherwise becomes bound by the terms of this Agreement by operation of law.

                   (ii)    The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

           (e)    Counterparts.    This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

           (f)    Governing Law; Consent to Personal Jurisdiction.    This agreement shall be governed in all respects by the internal laws of the State of California without regard to conflict of laws provisions. Each of the Employee and Parent hereby consents to the personal jurisdiction of the state and federal courts located in the counties of San Mateo, California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

           (g)    Notice.    Any notice or communication required or permitted under this Agreement shall be made in writing and delivered personally to the other party or sent by certified or registered mail, return receipt requested and postage prepaid.

           (h)    Effectiveness.    This Agreement shall automatically be effective upon the Effective Time of the Merger contemplated by the Reorganization Agreement without any further action of any parties hereto. This Agreement will terminate if the Merger contemplated by the Reorganization Agreement fails to occur by October 15, 2000.

                   (i)    ADVICE OF COUNSEL.    I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

E.PIPHANY, INC.		EMPLOYEE

By:	Roger Siboni	By:	Andrew Sherman
Name:	Roger Siboni	Name:	Andrew Sherman
Title:	CEO	Employee's Address for Notice
1737 Jones St
San Francisco
CA 940109

   [Signature Page to Employment Agreement]

AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

     This Amendment to Employment and Non-Competition Agreement (the “Amendment”) is made and entered into on May 31, 2000 by and between E.piphany, Inc., a Delaware corporation, (“Parent”) and Andrew Sherman (“Employee”). Parent and Employee are parties to an Employment and Non-Competition Agreement of March 14, 2000 (the “Agreement”), and they now agree to amend the Agreement as set forth below.

     1.     A new Section 10 is hereby added to the Agreement which states as follows:

10. Leave of Absence. Notwithstanding anything contained in Section 9, Employee may elect to take a personal leave of absence under the circumstances described in this section.

                 (a)     If Employee remains an employee of Parent in good standing (which means that Employee has performed all of his duties and responsibilities for Parent in a satisfactory fashion) through December 31, 2000, and signs a general release of known and unknown claims in a form satisfactory to Parent, Employee may, at any time thereafter while employed by Parent, elect to take a personal leave of absence for a period of three months. While on such leave, Employee will receive the following:

(i) Employee will be paid a nominal base salary (the salary rate will be determined by Parent in its sole discretion), which salary will be paid in accordance with Parent’s normal payroll procedures;

(ii) Employee will continue to receive group health insurance coverage under Parent’s applicable group health insurance plans; and

(iii) any unvested stock options granted to Employee by Parent will continue to vest during such leave.

Employee will not be entitled to any compensation or benefits during his personal leave of absence except as set out in subsections (i)-(iii). At the conclusion of such leave, Employee’s employment with Parent will terminate as a result of Employee voluntary resignation.

                 (b)     If Employee remains an employee of Parent in good standing through June 1, 2001, and signs a general release of known and unknown claims in a form satisfactory to Parent, Employee may, at any time thereafter while employed by Parent, elect to take a personal leave of absence for a period of six months. While on such leave, Employee will receive the following.

(i) Employee will be paid a nominal base salary (the salary rate will be determined by Parent in its sole discretion), which salary will be paid in accordance with Parent’s normal payroll procedures;

(ii) Employee will continue to receive group health insurance coverage under Parent’s applicable group health insurance plans; and

(iii) any unvested stock options granted to Employee by Parent will continue to vest during such leave.

Employee will not be entitled to any compensation or benefits during his personal leave of absence except as set out in subsections (i)-(iii). At the conclusion of such leave, Employee’s employment with Parent will terminate as a result of Employee’s voluntary resignation.

       2.     Sections 10 (Arbitration) and 11 (General Provisions) of the Agreement are renumbered as Sections 11 and 12, respectively.

Except as modified by this Amendment, the Agreement shall remain in full force and effect.

E.piphany, Inc.		Employee

By:	Steve Hams	Andrew Sherman
	Steve Hams, VP Human Resources	Andrew Sherman